Knowledge Foundations, Inc.
                                                (A Development Stage Company)

                                                         Financial Statements

                             For The Period April 6, 2000 (Date of Inception)
                                                        Through June 30, 2000

                                                                         with

                                         Independent Auditors' Report Thereon

                        INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Knowledge Foundations, Inc.


We have audited the accompanying balance sheet of Knowledge Foundations, Inc., (a development stage company) (the "Company") as of June 30, 2000, and the related statements of operations, stockholders' deficit and cash flows for the period April 6, 2000 (date of inception) through June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2000, and the results of their operations and their cash flows for the period April 6, 2000 (date of inception) through June 30, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company is a development stage company which has experienced significant losses since inception with no significant revenues. These factors, and other factors discussed in Note 1 to the financial statements raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.






                                        CORBIN & WERTZ


Irvine, California
August 2, 2000

                                                Knowledge Foundations, Inc.
                                                (A Development Stage Company)

                                                                Balance Sheet

ASSETS                                                    June 30, 2000
Current assets:
  Cash                                                           $182,503
  Prepaid expenses                                                  8,340
  Other assets                                                        562
                                                          ---------------
         Total current assets                                     191,405

Property and equipment, net of accumulated
depreciation of $154                                                2,622
                                                          ---------------

                                                              $   194,027
                                                          ===============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                               $    15,345
  Due to related parties                                               3,000
  Payroll taxes payable                                                2,398
  Accrued interest                                                     4,867
                                                           -----------------
  Total current liabilities                                           25,610

  Convertible subordinated note payable                              300,000
                                                           -----------------
  Total liabilities                                                  325,610
                                                           -----------------
Commitments and contingencies

Stockholders' deficit:
  Common stock, $0.0001par value; 100,000,000 shares authorized;
   33,618,500 shares issued and outstanding                           3,362
Deficit accumulated during the development stage                   (134,945)
                                                             ---------------
  Total stockholders' deficit                                      (131,583)
                                                             ---------------
                                                                 $   194,027
                                                             ===============

                                                  Knowledge Foundations, Inc.
                                                (A Development Stage Company)

                                                      Statement of Operations

                                                         April 6, 2000
                                                      (Date of Inception)
                                                            Through
                                                         June 30, 2000

Net revenues                                                        $-

Operating expenses:
     Auto                                                          692
     Computer                                                    1,151
     Depreciation                                                  154
     Fees and licenses                                             100
     Insurance                                                   1,750
     Professional fees                                          37,005
     Meals and entertainment                                       461
     Office supplies                                             2,047
     Outside services                                           22,000
     Payroll                                                    54,050
     Payroll taxes                                               4,140
     Reference materials                                         1,251
     Rent                                                        3,000
     Telephone                                                   1,395
     Travel                                                      1,636
                                                           -----------
Total operating expenses                                       130,832
                                                           -----------
Other income (expenses):
     Interest income                                               754
     Interest expense                                          (4,867)
                                                           -----------
                                                               (4,113)
                                                           -----------

Net loss                                                    $ (134,945)
                                                            ==========
Net loss available to common stockholders per
common share                                                $   (0.01)
                                                            ==========
Weighted average number of common shares
outstanding                                                 33,618,500
                                                            ==========

                                                  Knowledge Foundations, Inc.
                                                (A Development Stage Company)

                                           Statement of Stockholders' Deficit

                             For The Period April 6, 2000 (Date of Inception)
                                                        Through June 30, 2000
                                                     Deficit
                                                   Accumulated
                                       Additional  During The      Total
                       Common Stock     Paid-in    Development Stockholders
                    Shares     Amount   Capital       Stage       Equity
Balance, April 6,
2000
(date of                    -        -          -            -             -
inception)

Sale of 33,618,500
shares of
  common stock  at
$0.0001 per
  share  on April
6, 2000,
  net of offering
costs of $0        33,618,500    3,362          -            -         3,362

Net loss                    -        -          -    (134,945)     (134,945)
                   -----------  ------   --------   ----------   -----------
Balance, June 30,
2000               33,618,500    3,362          -    (134,945)      (131,583
                   ==========  =======   ========   ==========   ===========

                                                  Knowledge Foundations, Inc.
                                                (A Development Stage Company)

                                                      Statement of Cash Flows

                                                              April 6, 2000
                                                                (Date of
                                                               Inception)
                                                                 Through
                                                              June 30, 2000
Cash flows from operating activities:
 Net loss                                                   $      (134,945)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
 Depreciation                                                            154
 Changes in operating assets and liabilities:
 Prepaid expenses                                                    (8,340)
 Other assets                                                          (562)
 Accounts payable                                                     15,345
 Due to related parties                                                3,000
  Payroll taxes payable                                                2,398
Accrued interest                                                       4,867
                                                            ----------------
 Net cash used in operating activities                             (118,083)
                                                            ----------------
Cash flows used in investing activities:
 Purchases of equipment                                              (2,776)
                                                             ---------------
Cash flows from financing activities:
 Principal borrowing on convertible subordinated note                300,000
 Proceeds from the sale of common stock                                3,362
                                                            ----------------
 Net cash provided by financing activities                           303,362
                                                            ----------------
Net change in cash                                                   182,503

Cash at beginning of period                                                -
                                                            ----------------
Cash at end of period                                       $        182,503
                                                            ================
Supplemental disclosure of cash flow information:
 Cash paid during the period for interest                   $          4,867
                                                            ================
 Cash paid during the period for income taxes               $              -
                                                            ================

                                                  Knowledge Foundations, Inc.
                                                (A Development Stage Company)

                                                Notes to Financial Statements

                             For The Period April 6, 2000 (Date of Inception)
                                                        Through June 30, 2000

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization and Operations

Knowledge Foundations, Inc. (a development stage company) ("Company"), was incorporated on April 6, 2000 according to the laws of Delaware. The Company has been in the development stage since its inception. During the development stage, the Company is primarily engaged in raising capital, obtaining financing, developing its knowledge-based computing technology, advertising and marketing the Company, and administrative functions. The Company intends to produce a knowledge-based operating system, related tools and applications, and system integration services delivered to every potential application area. The Company's primary target markets primarily are knowledge owners, publishers, large commercial corporations, government agencies and end-users.

Risks and Uncertainties

The Company is a start-up company subject to the substantial business risks and uncertainties inherent to such an entity, including the potential risk of business failure.

The accompanying financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company has a loss of $134,945 for the period from April 6, 2000 (date of inception) through June 30, 2000 and a stockholders' deficit of $131,583 as of June 30, 2000. Management is pursuing financing initiatives that would enhance the development of the Company's products and provide sufficient capital for marketing. Currently, the Company is in negotiations to be purchased by a public entity whose intent is to provide sufficient equity financing. However, there is no assurance the Company will be able to obtain the sufficient equity financing or generate sufficient revenues on terms satisfactory to the Company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES, continued

Organizational Costs

The Company adopted Statement of Position No. 98-5 ("SOP 98-5"), "Reporting the Costs of Start-Up Activities." SOP 98-5 requires that all non-governmental entities expense the cost of start-up activities, including organizational costs as those costs are incurred. The effect of this pronouncement is reflected in the accompanying financial statements.

Fair Value of Financial Instruments

Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash and cash equivalents, marketable securities, trade payables and accrued expenses approximates their estimated fair values due to the short-term maturities of those financial instruments.

Customer Concentration

Management's intention is that the Company will not be dependent on any single customer or group of customers for a significant portion of its annual sales. The Company's customer base will change on a continuous basis as new customers are added or removed.

Concentration of Credit Risk

Cash balances are maintained at a financial institution. Accounts at this bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. As of June 30, 2000, the Company maintained certain cash balances that were in excess of the FDIC limit.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over an estimated useful life of three years. Depreciation expense for the period April 6, 2000 (date of inception) through June 30, 2000 was $154.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES, continued

Betterments, renewals, and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in current operations.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

Revenue Recognition

The Company will recognize revenue during the month in which services are provided.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share." Under SFAS 128, basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same as additional potential common shares would be anti-dilutive.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 had no impact on the accompanying financial statements.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES, continued

Segments of Business

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information" was issued. SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company currently operates in one segment, as disclosed in the accompanying statement of operations.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of June 30, 2000:

          Computer equipment & software               $   1,807
          Office equipment                                  969
                                                          2,776
          Less accumulated depreciation                   (154)

                                                      $   2,622

Depreciation expense for the period April 6, 2000 (date of inception) through June 30, 2000 was $154.

NOTE 3 - CONVERTIBLE SUBORDINATED NOTE PAYABLE

The unsecured convertible subordinated note payable (the "Note") bears interest at 8% per annum which is paid semi-annually in arrears and the principal matures on April 18, 2003. If an equity financing event occurs where the Company issues common stocks or preferred stocks to one or more unrelated third parties in exchange for at least an aggregate of $3,000,000 or if the Company merges into a publicly traded company and the shareholders of the Company own eighty percent (80%) of the Company on a fully diluted basis after the merger, the holder of this note has the right to convert all or any portion of the outstanding principal amount of this Note into a stated number of shares computed by dividing such principal amount by the conversion price per share offered in the equity financing. In the event the equity financing involves an merger transaction, the conversion price shall be $1.00 per share.

NOTE 4 - STOCKHOLDERS' EQUITY

Common Stock

From  the  Company's  date  of inception April 6, 2000  (date  of  inception)
through June 30, 2000, the Company had issued an aggregate of 33,618,500 shares of common stock for $3,362.

NOTE 5 - RELATED PARTIES

As of June 30, 2000, the Company had a liability of $3,000 due to one of the owners for renting portion of his residence used as the Company's office for the period of April 6, 2000 through June 30, 2000. This amount is non-interest bearing.

NOTE 6 - INCOME TAXES

The tax effects of temporary differences that give rise to deferred taxes at June 30, 2000 are as follows:

     Deferred tax asset:
       Net operating loss carryforward                $  54,000
     Total gross deferred tax asset                      54,000

     Less valuation allowance                          (54,000)

       Net deferred tax asset                         $       -


No current provision for income taxes for the period ended June 30, 2000 is required, except for minimum state taxes, since the Company incurred losses during the period.

As of June 30, 2000, the Company had net operating loss carryforwards of approximately $135,000 for both federal and state income tax reporting purposes, which expire in June 2019 and June 2004, respectively.

Management cannot determine if it is more likely than not that the deferred tax asset will not be utilized and as such has recorded a valuation allowance.

NOTE 7 - COMMITMENT

Royalty Agreement

The Company has entered into an agreement with regard to royalty fees between the Company and one of its officers. In this agreement rights relative to certain software designs have been assigned to the Company. The officer will receive royalties ranging from 2% to 5% on net sales of such software designs sold to others or deployed by the Company in a project for third parties.

Employment Agreements

The  Company  has  four-year employment agreements with  each  of  its  three
employees.   The  agreements, which will expire on March 31,  2004,  provided each employee for a base salary of approximate $10,000 per month.

NOTE 8 - CONTINGENCY

The Company currently has a claim filed against them by a consultant over consideration with regard to a finders fee for potential equity financing. The Company believes that neither the merit or future outcome of such a claim nor potential damages is readily determinable as of June 30, 2000 and therefore has not accrued any liability in the accompanying financial statements.